EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES DIVIDEND OF $0.15 PER SHARE

Wabash, IN (February 22, 2005) -- Escalade, Inc. (ESCA), announced that its Board of Directors authorized the payment of a fifteen cent ($0.15) per share dividend payable March 18, 2005, to all shareholders of record on March 11, 2005.

C.W. (Bill) Reed, President and CEO, stated that "This represents a 25% increase over the dividend paid last year and reflects the continued strong cash flow of the business. We are confident that the cash flow in 2005 will be equally as strong and adequate to support both a dividend and our operating capital requirements."

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen Vice President and CFO at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233.

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